Articles of Incorporation

                                   Of

                        Enterprise V Corporation

The undersigned subscriber to these Articles of Incorporation is a limited liability company ("company") legal formed, and in active status, under the laws of the State of Florida; the managing members of which are competent to contract and hereby form, on behalf of the company, a corporation for profit under Chapter 607 of the Florida Statutes.

                            ARTICLE 1 - NAME

The name of the Corporation is Enterprise V Corporation, (hereinafter "Corporation").


                    ARTICLE 2 - PURPOSE OF CORPORATION

The Corporation shall engage in any activity or business permitted under the laws of the United States and of the State of Florida.

                     ARTICLE 3 - PRINCIPAL OFFICE

The address of the principal office of the Corporation is 5976 20th Street, No 177, Vero Beach, Florida 32966.

                       ARTICLE 4 - INCORPORATION

The name and street address of the incorporator of this Corporation is:

                         Enterprise Creations LLC
                         5976 20th Street, No 177
                         Vero Beach, Florida  32966

                         Article 5 - Officers

The officers of the Corporation shall be:

                     President:     William D. Kyle
                     Secretary:     Robert Smith
                     Treasurer:     William D. Kyle

whose address shall be the same as the principal office of the Corporation.

                         Article 6 - Director(s)

The Director(s) of the Corporation shall be:

                     William D. Kyle
                     Robert Smith

                    Article 7 - Corporate Capitalization

  7.1 Common Stock: The maximum number of common shares that this Corporation is authorized to have outstanding at any time is ONE HUNDRED MILLION (100,000,000) shares of common stock, each share having the par value of One One-Thousandth of a Dollar ($0.001).

  7.1(a) All holders of shares of common stock shall be identical with each other in every respect and the holders of common stock shall be identical with each other in every respect and the holders of common shares shall be entitled to have unlimited voting rights on all shares and be entitled to one vote for each share of common on all matters on which Shareholders have the right to vote.

  7.1(b) All holders of shares of common stock, upon the dissolution of the Corporation, shall be entitled to receive the net assets of the Corporation.

  7.2 Preferred Stock: The maximum number of preferred shares that this Corporation is authorized to have outstanding at any time is FIFTY MILLION (50,000,000) shares of preferred stock, each share having the par value of One One-Thousandth of a Dollar ($0.001).

  7.2(b) All holders of shares of preferred stock shall be identical with each other in every respect and the holders of preferred shares shall be entitled to have unlimited voting rights on all shares and be entitled to one vote for each share of preferred stock on all matters on which Shareholders have the right to vote.

  7.2(c) All holders of shares of preferred stock, shall have preference in the event of dissolution, and upon the dissolution of the Corporation shall be entitled to receive the net assets of the Corporation.

  7.3 No holder of shares of stock of any class shall have any preemptive right to subscribe to or purchase any additional shares of any class, or any bonds or convertible securities of any nature; provided, however, that the Board of Director(s) may, in authorizing the issuance of shares of stock of any class, confer any preemptive right that the Board of Director(s) may deem advisable, subject to such restrictions or limitations, if any, as may be set forth in the bylaws of the Corporation.

  7.4 The Board of Director(s) of the Corporation may authorize the issuance from time to time of shares of its stock of any class, whether now or hereafter authorized, or securities convertible into shares of its stock of any class, whether now or hereafter authorized, for such consideration as the Board of Director(s) may deem advisable, subject to such restrictions or limitations, if any, as may be set forth in the bylaws of the Corporation.

  7.5 The Board of Director(s) of the Corporation may, be Restated Articles of Incorporation, classify or reclassify any unissued stock from time to time by setting or changing the preferences, conversions or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or term or condition of the stock.

                Article 8 - Shareholders' Restrictive Agreement

All of the shares of stock of this Corporation may be subject to a Shareholders' Restrictive Agreement containing numerous restrictions on the rights of shareholders of the Corporation and the transferability of the shares of stock of the Corporation. A copy of the Shareholders' Restrictive Agreement, if any, is on file at the principal office of the Corporation.

                    Article 9 - Powers of Corporation

The Corporation shall have the same powers as an individual to do all things necessary or convenient to carry out its business and affairs, subject to any limitations or restrictions imposed by applicable law or these Articles of Incorporation.

                      Article 10 - Term of Existence

This Corporation shall have perpetual existence.

                      Article 11 - Registered Owner(s)

The Corporation, to the extent permitted by law, shall be entitled to treat the person in whose name any share or right is registered on the books of the Corporation as the owner thereto, for all purposes, and except as may be agreed in writing by the Corporation, the Corporation shall not be bound to recognize any equitable or other claim to, or interest in, such share or right on the part of any other person, whether or not the Corporation shall have notice thereof.

             Article 12 - Registered Office and Registered Agent

The initial address of registered office of this Corporation is
Attention: Robert Smith, 5976 20th Street, No 1277, Vero Beach, Florida 32966. The name and address of the registered agent of this Corporation is Robert Smith, 5976 20th Street, No 1277, Vero Beach, Florida 32966.

                            Article 13 - Bylaws

The Board of Director(s) of the Corporation shall have power, without the assent or vote of the shareholders, to make, alter, amend or repeal the Bylaws of the Corporation; but the affirmative vote of a number of Directors equal to a majority of the number who would constitute a full Board of Director(s) at the time of such action shall be necessary to take any action for the making, alteration, amendment or repeal of the Bylaws.

                        Article 14 - Effective Date

These Articles of Incorporation shall be effective immediately upon approval of the Secretary of State, State of Florida.

                          Article 15 - Amendment

The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, or in any amendment hereto, or to add any provision to these Articles of Incorporation or to any amendment hereto, in any manner now or hereafter prescribed or permitted by the provisions of any applicable statute of the State of Florida, and all rights conferred upon shareholders in these Articles of Incorporation or any amendment hereto are granted subject to this reservation.


IN WITNESS WHEREOF, I have hereunto set my hand and seal, acknowledged and filed the foregoing Articles of Incorporation under the laws of the State of Florida, this May 22, 2008.



                              /s/ William D. Kyle
                              ---------------------------------------
                              Enterprise Creations LLC, Incorporator
                              William D. Kyle, Managing Member
































Acceptance of Registered Agent Designated
In Articles of Incorporation


I, Robert Smith, having a business office address identical with the registered office of the Corporation named above, and having been designated as the Registered Agent in the above and foregoing Articles of Incorporation, is familiar with and accepts the obligations of the position of Registered Agent under the applicable provisions of the Florida Statutes.



                                        Enterprise V Corporation

                                     By: /s/ Robert Smith
                                        ------------------------
                                        Robert Smith, Corporate Secretary